Filed Pursuant to Rule 424(b)(3)
Registration No. 333-262725

SUPPLEMENT NO. 1, DATED AUGUST 24, 2022

(to the Proxy Statement/Prospectus dated August 11, 2022)

SUPPLEMENT TO

PROXY STATEMENT FOR THE SPECIAL MEETING OF CF ACQUISITION CORP. VI

AND

PROSPECTUS FOR UP TO 232,202,362 SHARES OF CLASS A COMMON STOCK OF CF ACQUISITION CORP. VI

This Supplement No. 1, dated August 24, 2022 (this “Supplement”), updates and supplements the proxy statement/prospectus of CF Acquisition Corp. VI, a Delaware corporation (the “CF VI”), dated August 11, 2022 (the “Proxy Statement/Prospectus”) with information relating to an Amendment to the Existing Business Combination Agreement (as defined below), dated August 24, 2022, by and between CF VI and Rumble Inc., a corporation formed under the laws of the Province of Ontario, Canada (“Rumble”).

CF VI filed the Proxy Statement/Prospectus with the U.S. Securities and Exchange Commission (“SEC”) as part of a registration statement on Form S-4 (Registration No. 333-262725).

This Supplement is being filed by CF VI with the SEC to supplement certain information contained in the Proxy Statement/Prospectus. Except as otherwise set forth below, the information set forth in the Proxy Statement/Prospectus remains unchanged. Capitalized terms used but not defined herein have the meanings ascribed to them in the Proxy Statement/Prospectus.

This Supplement is not complete without, and may not be utilized except in connection with, the Proxy Statement/Prospectus, including any supplements and amendments thereto.

You should read carefully and in their entirety this Supplement and the Proxy Statement/Prospectus and all accompanying annexes and exhibits. In particular, you should review and consider carefully the matters discussed under the heading “Risk Factors” beginning on page 56 of the Proxy Statement/Prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of the Business Combination (as defined in the Proxy Statement/Prospectus) or the issuance of CF VI securities or determined if the Proxy Statement/Prospectus or this Supplement is accurate or complete. Any representation to the contrary is a criminal offense.

This supplement to the Proxy Statement/Prospectus is dated August 24, 2022.

Amendment to Business Combination Agreement

As previously disclosed, CF VI and Rumble entered into a Business Combination Agreement dated December 1, 2021 (the “Existing Business Combination Agreement”). On August 24, 2022, Rumble and CF VI entered into an Amendment to the Existing Business Combination Agreement to extend the Agreement End Date from August 29, 2022, to October 31, 2022. The Agreement End Date was extended to allow sufficient time for the Special Meeting to be held and the consummation of the Business Combination to occur.

The Special Meeting is scheduled for Thursday, September 15, 2022, at 10:00 a.m. Eastern Time. Holders of record of CF VI Common Stock as of the close of business on July 25, 2022 (the “Record Date”) are entitled to vote their shares of CF VI Common Stock, even if they no longer hold such shares. Every stockholder’s vote is important, regardless of the number of shares the stockholder owns. As such, all CF VI Stockholders of record as of the Record Date who have not yet voted are urged to vote in favor of each of the Proposals as soon as possible.